Exhibit 23.2

LBB & ASSOCIATES LTD., LLP  * * * CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 26, 2011, in this Registration Statement on Form S-1A of Astra Ventures, Inc., for the registration of shares of its common stock to be filed with the Commission on or about November 11, 2011. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
Houston, Texas
November 11, 2011

10260 WESTHEIMER ROAD, SUITE 310  *  HOUSTON, TEXAS 77042  *  TEL: (713) 877-9944  *  FAX: (713) 456-2408